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                                                                    Exhibit 23.5


                        Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment No. 1 to the Registration Statement filed on Form F-3 (File No. 333-64844) and related Prospectus of UBS AG for the registration of Debt Securities and Warrants and to the incorporation by reference therein of our report dated 5 March 2001, with respect to the consolidated financial statements of UBS AG included in its Annual Report on Form 20-F for the year ended 31 December 2000 filed with the Securities and Exchange Commission.



                                             Ernst & Young Ltd.



                               Roger Perkin               Dr. Andreas Blumer
                               Chartered Accountant       Certified Accountant
                               in charge of the audit     in charge of the audit



Basel, Switzerland
29 August 2001